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                                   EXHIBIT 11
                             CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share


                                                  Three Months Ended March 31,
                                                    2001               2000
                                                    ----               ----

Computation of share totals used in
  computing earnings per share:

Weighted average number
  of shares outstanding                           18,857,297        18,786,722

Basic average shares
  a-Outstanding                                   18,857,297        18,786,722

Incremental shares arising from
outstanding stock options                             43,282           128,167
                                                ------------      ------------

  b-Totals                                        18,900,579        18,914,889
                                                ============      ============

  c-Net Income Applicable to Common Stock       $  1,349,513      $  5,294,621
                                                ============      ============

Net income per share
  Basic - c/a                                   $       0.07      $       0.28
                                                ============      ============

Net income per share
  assuming full dilution c/b                    $       0.07      $       0.28
                                                ============      ============




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